SOUTHWEST REPORTS FIRST QUARTER 2021 RESULTS

DALLAS, TEXAS - April 22, 2021 - Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its first quarter 2021 financial results:

•First quarter net income of $116 million, or $.19 per diluted share, driven by a $1.2 billion offset of salaries, wages, and benefits expenses from the extended Payroll Support Program
(PSP Extension) proceeds under the Consolidated Appropriations Act, 2021
•Excluding special items1, first quarter net loss of $1.0 billion, or $1.72 loss per diluted share
•First quarter operating revenues of $2.1 billion, down 51.5 percent year-over-year
•Ended first quarter with liquidity2 of $15.3 billion, well in excess of debt outstanding of $10.8 billion

Gary C. Kelly, Chairman of the Board and Chief Executive Officer, stated, "In first quarter, we benefited from temporary cost relief as a result of PSP Extension proceeds, which offset a portion of salaries, wages, and benefits expenses, resulting in first quarter 2021 net income of $116 million, or $.19 per diluted share. We remain grateful for this much-needed federal payroll support on the heels of substantial losses in 2020, and ongoing non-GAAP losses in first quarter 2021. The payroll support from the federal government has allowed Southwest to preserve its 50-year history without involuntary layoffs or furloughs, an achievement unprecedented in the U.S. airline industry. Excluding the benefit of PSP Extension proceeds and other special items, our first quarter 2021 net loss was $1.0 billion, or $1.72 loss per diluted share. While the pandemic is not over, we believe the worst is behind us, in terms of the severity of the negative impact on travel demand. Vaccinations are on the rise, and COVID-19 hospitalizations in the United States are down significantly from their peak in January 2021. As a result, we are experiencing steady weekly improvements in domestic leisure bookings, which began in mid-February 2021.

"March 2021 operating revenues decreased 9.7 percent, year-over-year, and decreased 53.5 percent compared with March 2019, representing a significant improvement from relatively stagnant revenue levels experienced from September 2020 through February 2021. Our current outlook for operating revenues indicates a sequential improvement from March to April 2021, and again from April to May 2021, based on improving bookings. We believe there is significant pent-up demand for leisure travel and are optimistic about summer 2021. In response, we are in the process of adding flights in June 2021, and we currently expect June available seat miles (ASMs, or capacity) to be only slightly less than June 2019 pre-pandemic levels.

"We had a solid cost performance in first quarter 2021, despite recently rising jet fuel prices. Spending levels in many cost categories remained muted due to the pandemic. We expect capacity-driven year-over-year cost increases in second quarter 2021, most notably as we return parked aircraft to revenue service and recall a portion of our Pilots, Flight Attendants, and Ground Operations Employees from extended time-off to support increased flight levels planned for summer 2021. We currently expect second quarter 2021 operating expenses, excluding fuel and oil expense, special items, and profitsharing, to increase in the range of 10 to 15 percent, year-over-year, but remain below second quarter 2019 levels3.

"Our liquidity is strong, and we remain the only U.S. airline with an investment-grade credit rating by all three rating agencies. As of March 31, 2021, our total liquidity was $15.3 billion, consisting of cash and short-term investments of $14.3 billion and a fully available revolving credit facility of $1.0 billion. Average core cash burn4 was approximately $9 million per day in March 2021, and approximately $13 million per day in first quarter 2021. Including changes in working capital—most notably, cash flow from future bookings—average core cash flow turned positive in March 2021, and we generated approximately $4 million per day, as revenue and booking trends improved. Our average core cash burn in second quarter 2021 is currently estimated to be in the range of $2 million to $4 million per day. Based on current booking trends and cost outlook, we are hopeful we can achieve breakeven average core cash flow, or better, by June 2021.

"We returned the Boeing 737 MAX (MAX) to revenue service on March 11, 2021. To return the MAX to service, we satisfied applicable Federal Aviation Administration (FAA) requirements by modifying certain operating procedures; implementing enhanced Pilot training requirements; installing FAA-approved flight control software updates; and completing other required maintenance tasks specific to MAX aircraft, as well as completing more than 200 readiness flights. Also in March 2021, as previously disclosed, we completed discussions with The Boeing Company (Boeing) regarding the restructuring of our delivery schedule for MAX aircraft, and added 100 firm orders for MAX 7 aircraft; converted 70 MAX 8 firm orders to MAX 7 firm orders; added 155 MAX options; and extended the order book through 2031. This cost-effective MAX order book allows us to maintain the operational efficiencies of an all-Boeing 737 fleet to support our low-cost, point-to-point route network; accelerate our commitment to fleet modernization with more climate-friendly aircraft; and capitalize on future growth opportunities.

"This year marks our 50th anniversary, and we celebrate what has made Southwest Airlines the most successful airline in the world—our Employees. We applaud our People for their unwavering focus on Hospitality, which has resulted in the U.S. airline industry's top Customer Service ranking for 27 of the past 30 years5. Never has their resilience been more vital, as we work our way through the pandemic recovery while pursuing new airports and Customers.

"It is crucial that we continue managing our business prudently in the near-term, while also positioning ourselves to thrive and prosper, once again. We are increasingly optimistic about our future, and we are in the process of updating our strategic plan with a clear set of initiatives for the next five years. Among these initiatives are the aggressive expansion of our route network, having opened or announced 17 new airports since the pandemic began; the launch of Global Distribution System (GDS) access for corporate travelers; the acceleration of fleet modernization efforts to replace our 737-700 aircraft with the MAX; and the development of tangible steps that are aimed at improving upon our environmental stewardship and supporting our environmental sustainability goal to be carbon neutral by 2050. Being a good steward of the environment is not only good for our Planet, it is good for business, and it is the right thing to do for our Employees, Customers, and Shareholders."

Revenue Results and Outlook
The Company's first quarter 2021 operating revenues decreased 51.5 percent, year-over-year, to $2.1 billion, as a result of negative impacts to passenger demand and bookings due to the pandemic. First quarter 2021 operating revenue per ASM (RASM, or unit revenues) was 8.86 cents, a decrease of 26.0 percent, primarily driven by a passenger revenue yield decrease of 28.4 percent and a load factor decline of 3.4 points, all year-over-year.

The Company began first quarter 2021 experiencing stalled demand and bookings in January, driven by a high level of COVID-19 cases, coupled with typical seasonal weakness. In mid-February 2021, the Company began experiencing a modest improvement in leisure passenger demand and bookings that accelerated in March 2021. Passenger fares improved throughout March as close-in leisure demand held steady. Beach and other nature-inspired destinations continued to outperform other regions in first quarter 2021. Beginning in March 2021, demand improvement was system-wide.

The following table presents selected revenue and load factor results for first quarter 2021:

	January 2021	February 2021	March 2021	1Q 2021
Operating revenue year-over-year	Down 65.5%	Down 65.7%	Down 9.7%	Down 51.5%
Previous estimation	Down ~66%	Down ~66%	Down 15% to 20%	(a)
Operating revenue compared with 2019	Down 65.1%	Down 64.0%	Down 53.5%	Down 60.1%
Previous estimation	Down ~65%	Down ~64%	Down 55% to 60%	(a)
Load factor	53.4%	63.9%	72.7%	64.3%
Previous estimation	~53%	~64%	65% to 70%	(a)
(a) No previous estimation provided.

Thus far, the Company continues to experience improvements in leisure passenger demand and bookings for April and May 2021 travel, with expectations of improving passenger traffic and fares compared with March 2021. The Company continues to experience an increase in bookings farther out on the booking curve, with approximately 35 percent and 20 percent of anticipated bookings currently in place for June and July, respectively. These represent fairly typical future booking patterns; however, business travel continues to significantly lag leisure and is expected to have a significant negative impact on close-in demand and average passenger fares.

The following monthly table presents selected preliminary estimates of revenue and load factor for April and May 2021:

	Estimated April 2021	Estimated May 2021
Operating revenue compared with 2019 (a)	Down 40% to 45%	Down 35% to 40%
Previous estimation	Down 45% to 55%	(b)
Load factor	75% to 80%	75% to 80%
Previous estimation	70% to 75%	(b)
(a) The Company believes that operating revenues compared with 2019 is a more relevant measure of performance than a year-over-year comparison due to the significant impacts in 2020 due to the pandemic.
(b) No previous estimation provided.

The Company achieved its goal of accepting corporate travel bookings in 2020 with Amadeus's GDS platform and Travelport's multiple GDS platforms: Apollo, Worldspan, and Galileo. In December 2020, the Company reached a full-participation GDS agreement with Sabre, anticipated to go live by Labor Day 2021. The Company also has an agreement with Airlines Reporting Corporation (ARC) to implement industry-standard processes to handle the settlement of tickets booked through Travelport and Amadeus channels. Once the new Sabre GDS connectivity is implemented, Sabre tickets are also expected to settle via ARC. The Company's enhancement of its GDS channel strategy complements its expansion of direct connect via Airline Tariff Publishing Company's (ATPCO) New Distribution Capability (NDC) Exchange and existing SWABIZ® options, with the goal of distributing its everyday low fares to more corporate travelers through their preferred channel.

Cost Performance and Outlook
First quarter 2021 total operating expenses decreased 57.3 percent, year-over-year, to $1.9 billion. Excluding special items, first quarter 2021 operating expenses decreased 23.5 percent, year-over-year, to $3.3 billion. Total operating expenses per ASM (CASM, or unit costs) decreased 34.9 percent, compared with first quarter 2020. Excluding special items, first quarter 2021 CASM increased 16.7 percent, year-over-year.

The following table presents economic fuel costs per gallon1, including the impact of fuel hedging premium expense and fuel derivative contracts, for first quarter 2021 and the prior year period:

	First Quarter
	2021	2020
Economic fuel costs per gallon	$1.70	$1.90
Fuel hedging premium expense	$25 million	$24 million
Fuel hedging premium expense per gallon	$0.09	$0.05
Fuel hedging cash settlement gains per gallon	$0.01	—

The Company continued to operate fewer of its oldest, least fuel-efficient Boeing 737-700 aircraft as a result of capacity reductions due to the pandemic, which resulted in a year-over-year improvement of 4.7 percent in ASMs per gallon (fuel efficiency) in first quarter 2021. While the Company expects to return more of its 737-700 aircraft to service to support planned capacity increases, second quarter 2021 fuel efficiency is currently estimated to be sequentially in line with first quarter 2021, on a nominal basis, also taking into account the return of its most fuel-efficient aircraft, the MAX, to service in March 2021.

Based on the Company's existing fuel derivative contracts and market prices as of April 15, 2021, the following table presents estimates of economic fuel costs per gallon6, including the estimated impact of fuel hedging premium expense and fuel derivative contracts, for second quarter and annual 2021 and prior year periods:

	Second Quarter		Full Year
	2021	2020	2021	2020
Economic fuel costs per gallon	$1.85 to $1.95	$1.33	$1.85 to $1.95	$1.49
Fuel hedging premium expense	$25 million	$24 million	$100 million	$98 million
Fuel hedging premium expense per gallon	$0.06	$0.12	(a)	$0.08
Fuel hedging cash settlement gains per gallon	$0.01	—	—	—
(a) Due to continued uncertainty regarding available seat mile plans for annual 2021, the Company cannot reasonably provide an estimate for its full year 2021 fuel hedging premium expense per gallon.

As of April 15, 2021, the fair market value of the Company's fuel derivative contracts for the remainder of 2021 was an asset of approximately $44 million, and the fair market value of the fuel hedge portfolio settling in 2022 and beyond was an asset of approximately $267 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense, first quarter 2021 operating expenses decreased 60.2 percent, compared with first quarter 2020. The Company accrued $24 million of profitsharing expense in first quarter 2021, compared with no profitsharing accrual in first quarter 2020. The Company's first quarter 2021 net income included special items, the largest of which was a net benefit of approximately

$1.4 billion. This pre-tax benefit was comprised of approximately $1.2 billion in PSP Extension proceeds; $116 million related to the Employee Retention Tax Credit under the Coronavirus Aid, Relief, and Economic Security Act; and $115 million due to the reversal of a portion of the Company's previous accrual related to the costs for Employees who accepted the Company's offer to participate in its voluntary extended leave program. Due to increasing passenger demand and bookings, the Company plans to increase flight activity in summer 2021—by approximately 25 points of capacity from March to June 2021, compared with respective 2019 levels—which has prompted the early recall of a portion of the Employees who elected this program. The Company now estimates annual 2021 cost savings from voluntary separation and extended leave programs to be in the range of $1.1 billion to $1.2 billion compared with annual 2019, as compared with its previous estimation of approximately $1.2 billion.

Excluding fuel and oil expense, special items, and profitsharing, first quarter 2021 operating expenses decreased 19.1 percent, compared with first quarter 2020, which represented the favorable end of the Company's guidance range. The significant year-over-year decrease primarily was driven by the decline in variable, flight-driven expenses, such as salaries, wages, and benefits; maintenance expense; and landing fees; combined with the Company's continued focus on cost management. As expected, the Company realized approximately $412 million of cost savings in first quarter 2021 from voluntary separation and extended leave programs. On a unit basis, first quarter 2021 operating expenses, excluding fuel and oil expense, special items, and profitsharing expense, increased 23.4 percent, year-over-year, primarily driven by the significant reduction in capacity.

Excluding fuel and oil expense, special items, and profitsharing, second quarter 2021 operating expenses are expected to increase in the range of 10 to 15 percent, year-over-year3, which includes an estimated $325 million of salaries, wages, and benefits cost savings from voluntary separation and extended leave programs. Second quarter 2021 operating expenses, excluding fuel and oil expense, special items, and profitsharing, are also expected to increase compared with first quarter 2021, with 60 to 70 percent of the sequential increase attributable to variable, flight-driven expenses as capacity is expected to increase to near-2019 levels by June 2021. These variable, flight-driven cost increases are primarily in salaries, wages, and benefits due to staffing increases; maintenance expense to return aircraft to revenue service, along with higher flight-driven maintenance expenses as flight levels increase; landing fees; and personnel, passenger, and revenue-related costs. In addition, the Company is experiencing cost increases primarily due to airport cost inflation; higher aircraft ownership costs due to MAX deliveries; and certain favorable tax and insurance settlements realized in first quarter 2021 operating expenses that are non-recurring in second quarter 2021. Despite increasing capacity and operating expenses, both sequentially and year-over-year, second quarter 2021 operating expenses are estimated to remain below second quarter 2019 levels.

Other expenses in first quarter 2021 increased by $19 million, year-over-year, primarily due to an increase in interest expense driven by new debt issued during 2020, and lower interest income as a result of lower interest rates.

The Company's first quarter 2021 effective tax rate was 21 percent, and the Company currently estimates its annual 2021 effective tax rate to be approximately 23 percent.

Liquidity and Capital Deployment
As of March 31, 2021, the Company had approximately $14.3 billion in cash and short-term investments, and a fully available revolving secured credit facility of $1.0 billion. The Company currently has unencumbered assets with an estimated value of more than $11 billion, including aircraft value estimated in the range of $9 billion to $10 billion, and approximately $2 billion in non-aircraft assets such as spare engines, ground equipment, and real estate. In addition to the value from aircraft and other physical assets, the Company has significant value from its Rapid Rewards® loyalty program. As of April 21, 2021, the Company's cash and short-term investments remained at approximately $14.3 billion.

Net cash provided by operations during first quarter 2021 was $645 million, primarily driven by PSP Extension proceeds. First quarter 2021 capital expenditures were $95 million. The Company estimates its 2021 capital expenditures to be approximately $500 million, primarily driven by technology, facilities, and operational investments. Based on the Company's recently completed aircraft purchase agreement with Boeing, the Company estimates its total contractual aircraft capital expenditures for all years 2021 through 2026, which are associated with 169 MAX firm orders (135 MAX 7 and 34 MAX 8 aircraft), to be approximately $5.1 billion. The Company currently estimates approximately $700 million of aircraft capital expenditures in 2022, based on firm orders. The Company has not finalized its 2022 fleet or capital investment plans.

During first quarter 2021, the Company reached an agreement with the U.S. Department of Treasury (Treasury) and received approximately $1.7 billion in PSP Extension proceeds under the Consolidated Appropriations Act, 2021. The Company soon expects to receive approximately $259 million as its final distribution pursuant to the PSP Extension, for a total of approximately $2.0 billion of proceeds under this program. In addition, the Company soon expects to reach agreement with Treasury to receive approximately $1.9 billion in payroll support proceeds under the American Rescue Plan Act of 2021 (PSP 3) in return for providing consideration to Treasury in the form of a promissory note and warrants.

The Company intends to disclose additional details regarding PSP 3 after the agreement with Treasury is finalized.

As of March 31, 2021, the Company had current and non-current debt obligations that totaled $10.8 billion. The Company repaid approximately $67 million in debt and finance lease obligations during first quarter 2021 and is scheduled to repay approximately $153 million more in debt and finance lease obligations in 2021. Based on current debt outstanding and current market interest rates, the Company expects second quarter 2021 interest expense to be approximately $115 million. As of March 31, 2021, the Company was in a net cash position7 of $3.6 billion, and its adjusted debt8 to invested capital (leverage) was 57 percent.

Fleet and Capacity
The Company ended first quarter 2021 with 730 aircraft in its fleet, including 61 MAX 8 aircraft. During first quarter 2021, the Company took delivery of 20 MAX 8 aircraft, comprised of 12 owned and 8 leased aircraft. The Company expects delivery of eight more MAX 8 aircraft in 2021. Also during first quarter 2021, the Company returned eight leased 737-700 aircraft to lessors and expects to retire up to nine more 737-700 aircraft in 2021. In response to capacity reductions due to the effects of the pandemic, 59 737-700 aircraft were in temporary storage as of March 31, 2021. In April, the Company also removed 32 of its MAX 8 aircraft from service due to a Boeing production issue related to the electrical power system on a subset of MAX aircraft. Upon learning of the issue, the Company immediately removed these aircraft from service, out of an abundance of caution, and is currently awaiting more guidance from Boeing and the FAA regarding the appropriate corrective actions. The Company is in the process of returning its stored 737-700 aircraft to revenue service to support flight schedules in summer 2021 and beyond.

The Company's order book with Boeing includes a total of 349 MAX firm orders (200 MAX 7 and 149 MAX 8) and 270 MAX options (MAX 7 or MAX 8) for years 2021 through 2031. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

The Company's first quarter 2021 capacity decreased 34.5 percent, year-over-year, in line with the Company's guidance, due to capacity reductions in light of the decrease in passenger demand and bookings as a result of the pandemic. The following table presents capacity results for first quarter 2021:

	January 2021	February 2021	March 2021	1Q 2021
ASMs year-over-year	Down 40.4%	Down 48.3%	Down 14.3%	Down 34.5%
Previous estimation	Down ~40%	Down ~48%	Down ~14%	Down ~35%
ASMs compared with 2019	Down 42.1%	Down 47.4%	Down 29.0%	Down 38.9%
Previous estimation	Down ~42%	Down ~47%	Down ~28%	Down ~38%

The Company estimates its second quarter 2021 capacity to increase approximately 90 percent, year-over-year, and decrease approximately 15 percent as compared with 2019, driven by improving passenger demand and bookings. The following table presents capacity estimates for second quarter 2021:

	Estimated April 2021	Estimated May 2021	Estimated June 2021	Estimated 2Q 2021
ASMs year-over-year	Up ~83%	Up ~127%	Up ~70%	Up ~90%
Previous estimation	(a)	Up ~118%	(b)	(b)
ASMs compared with 2019	Down ~24%	Down ~18%	Down ~4%	Down ~15%
Previous estimation	(a)	Down ~21%	(b)	(b)
(a) Remains unchanged from the previously provided estimation.
(b) No previous estimation provided.

Passenger demand and booking trends remain primarily leisure-oriented and inconsistent by region. Despite recent improvements in leisure demand, the Company remains cautious in this uncertain environment and continues to plan for multiple fleet and capacity scenarios. The Company will continue to monitor demand and booking trends and adjust capacity, as needed. As such, the Company’s actual flown capacity may differ materially from currently published flight schedules or current estimations.

Awards and Recognitions
•Named the #1 U.S. airline in the Wall Street Journal’s annual ranking for 2020
•Named to FORTUNE's list of World's Most Admired Companies; ranked #14
•#1 Marketing Carrier in Customer Satisfaction per the U.S. Department of Transportation (DOT)5
•Named the top domestic airline for customer service by the 2021 Elliot Readers' Choice Customer Service Awards
•Named Domestic Carrier of the Year by the Airforwarders Association for the 12th consecutive year
•Named to Glassdoor’s Best Places to Work list for the 12th consecutive year
•Designated a 2021 Military Friendly Company by Viqtory
•Named one of the 25 Best Companies for Latinos to Work by Latino Leaders Magazine
•Named as A Best Place To Work For LGBTQ Equality from the Human Rights Campaign Foundation

Conference Call
The Company will discuss its first quarter 2021 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call, please go to
http://www.southwestairlinesinvestorrelations.com.

1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items. In addition, information regarding special items and economic results is included in the accompanying table Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items).
2Includes approximately $14.3 billion in cash and short-term investments and a fully available secured revolving credit line of $1.0 billion.
3Projections do not reflect the potential impact of fuel and oil expense, special items, and profitsharing because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
4Cash burn is a supplemental measure that most U.S. airlines began providing in 2020 to measure liquidity in light of the negative financial effects of the pandemic. Average daily core cash burn is calculated as Loss before income taxes, non-GAAP, adjusted for Depreciation and amortization expense; capital expenditures; and adjusted amortizing debt service payments; divided by the number of days in the period. The Company utilizes average daily core cash burn to monitor the performance of its core business as a proxy for its ability to achieve sustainable break-even or positive results on a cash basis. Given that the Company’s cash burn calculation is derived from Loss before income taxes, non-GAAP, the Company excludes the following items in its calculation of average core cash burn: financing transactions; Payroll Support Program proceeds; voluntary separation and extended emergency time off program payments; and other changes in working capital. Cash burn methodology varies by airline, and the Company’s average daily core cash burn may differ materially by utilizing cash burn calculations that adjust for changes in working capital. The Company's average daily core cash burn was approximately $9 million in March 2021 and approximately $13 million in first quarter 2021. Utilizing an alternative cash burn approach, which adjusts for changes in working capital—including changes in Air traffic liability and cash payments for voluntary separation and extended emergency time off program payments, among other items—the Company generated average core cash flow of approximately $4 million per day in March 2021, and average daily core cash burn was approximately $5 million in first quarter 2021, compared with the Company's previous estimation of average core cash burn in the range of $10 million to $12 million per day. Average core cash burn projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected core cash burn results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.
5The Department of Transportation (DOT) ranks all U.S. carriers based on the lowest ratio of complaints per 100,000 passengers enplaned, as published in the DOT Air Travel Consumer Report (ATCR). Southwest earned the best Customer Satisfaction ranking among U.S. Marketing Carriers with the lowest ratio of complaints to the DOT per 100,000 enplaned passengers for 2020, and has earned this ranking for 27 of the past 30 years. A Marketing Carrier is an airline that advertises under a common brand name, sells reservations, manages frequent flyer programs, and is ultimately responsible for the airline’s consumer policies. Operating Carriers only handle the flight operations, passenger check-in/boarding, and baggage handling for the respective Marketing Carriers they serve—Operating Carriers are not responsible for DOT complaints related to policies, procedures, and advertising associated with the Marketing Carrier’s brand.
6Based on the Company's existing fuel derivative contracts and market prices as of April 15, 2021, both second quarter and annual 2021 economic fuel costs per gallon are estimated to be in the range of $1.85 to $1.95. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets, the impact of COVID-19 cases on air travel demand, or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.

7Net cash position is calculated as the sum of cash and cash equivalents and short-term investments, less the sum of short-term and long-term debt.
8Adjusted debt is calculated as short-term and long-term debt including the net present value of aircraft rentals related to operating leases.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's financial outlook, expectations, and projected results of operations, including factors and assumptions underlying the Company's expectations and projections; (ii) the Company’s plans and expectations with respect to capacity and capacity adjustments, including the Company’s related beliefs regarding consumer demand; (iii) the Company’s expectations regarding capacity-driven cost increases, and the associated return of parked aircraft to revenue service and the Company’s recall of Employees from extended time-off; (iv) the Company's expectations with respect to liquidity and average core cash burn and core cash flows, including the Company’s underlying cost assumptions; (v) the Company’s initiatives, including its environmental sustainability goal; (vi) the Company’s expectations regarding passenger traffic and fares; (vii) the Company’s expectations and goals related to its enhancement of corporate travel options; (viii) the Company's expectations with respect to fuel efficiency and fuel costs and the Company's related management of risk associated with changing jet fuel prices, including factors underlying the Company's expectations; (ix) the Company's plans, estimates, and assumptions related to capital spending and repayment of debt and finance lease obligations; (x) the Company’s expectations related to additional receipt of payroll support pursuant the PSP Extension under the Consolidated Appropriations Act, 2021 and pursuant to the American Rescue Plan of 2021; and (xi) the Company's plans and expectations regarding its fleet and fleet delivery schedule, including factors and assumptions underlying the Company's plans and expectations. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the extent of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, including through any new variant strains of the underlying virus; the effectiveness and availability of vaccines; the duration and scope of related government orders and restrictions; the duration and scope of the Company's actions to address Customer and Employee health concerns; the extent of the impact of the COVID-19 pandemic on overall demand for air travel and the Company's related business plans and decisions; any negative impact of the COVID-19 pandemic on the Company's ability to retain key Employees; and any negative impact of the COVID-19 pandemic on the Company's access to capital; (ii) the impact of fears or actual outbreaks of other diseases, economic conditions, extreme or severe weather and natural disasters, fears of terrorism or war, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), consumer perception, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business decisions, plans, strategies, and results; (iii) the Company's dependence on Boeing with respect to the Company's fleet order book, delivery schedule, and other performance requirements under its agreements with the Company, including with respect to the Company’s ability to return all of its MAX aircraft to revenue service; (iv) the Company's and Boeing's dependence on other third-party providers to perform in accordance with expectations in connection with the manufacture and delivery of aircraft; (v) the impact of governmental actions and governmental regulations on the Company's plans, strategies, financial results, and operations; (vi) the Company's dependence on other third parties, in particular with respect to corporate travel enhancements, and the impact on the Company's operations and results of operations of any third party delays or non-performance; (vii) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (viii) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company's fuel hedging strategies and positions, on the Company's business plans and results of operations; (ix) Treasury's right pursuant to payroll support laws and documents to amend the documents or require new or additional conditions in ways that may be materially adverse to the Company; (x) the enactment or adoption of future laws, statutes, and regulations and interpretation or enforcement of current and future laws, statutes, and regulations that affect the terms or application of the payroll support documents and that may have a material adverse effect on the Company; (xi) the impact of labor matters on the Company's results of operations, business decisions, plans, and strategies; and (xii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income (Loss)
(in millions, except per share amounts)
(unaudited)

	Three months ended
	March 31,
	2021	2020	Percent Change
OPERATING REVENUES:
Passenger	$1,712	$3,845	(55.5)
Freight	43	39	10.3
Other	297	350	(15.1)
Total operating revenues	2,052	4,234	(51.5)

OPERATING EXPENSES:
Salaries, wages, and benefits	1,571	1,854	(15.3)
Payroll support and voluntary Employee programs, net	(1,448)	—	n.m.
Fuel and oil	469	870	(46.1)
Maintenance materials and repairs	173	272	(36.4)
Landing fees and airport rentals	313	339	(7.7)
Depreciation and amortization	312	311	0.3
Other operating expenses	463	698	(33.7)
Total operating expenses, net	1,853	4,344	(57.3)

OPERATING INCOME (LOSS)	199	(110)	n.m.

OTHER EXPENSES (INCOME):
Interest expense	114	28	n.m.
Capitalized interest	(11)	(5)	120.0
Interest income	(2)	(17)	(88.2)
Other (gains) losses, net	(48)	28	n.m.
Total other expenses (income)	53	34	55.9

INCOME (LOSS) BEFORE INCOME TAXES	146	(144)	n.m.
PROVISION (BENEFIT) FOR INCOME TAXES	30	(50)	n.m.
NET INCOME (LOSS)	$116	$(94)	n.m.

NET INCOME (LOSS) PER SHARE:
Basic	$0.20	$(0.18)	n.m.
Diluted	$0.19	$(0.18)	n.m.

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	591	515	14.8
Diluted	609	515	18.3

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended
	March 31,		Percent
	2021	2020	Change
Fuel and oil expense, unhedged	$464	$846
Add: Premium cost of fuel contracts designated as hedges	14	24
Deduct: Fuel hedge gains included in Fuel and oil expense, net	(9)	—
Fuel and oil expense, as reported	$469	$870
Add: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	8	—
Add: Premium cost of fuel contracts not designated as hedges	11	—
Fuel and oil expense, excluding special items (economic)	$488	$870	(43.9)

Total operating expenses, net, as reported	$1,853	$4,344
Add: Payroll support and voluntary Employee programs, net	1,448	—
Add: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	8	—
Add: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	1	—
Add: Premium cost of fuel contracts not designated as hedges	11	—
Total operating expenses, excluding special items	$3,321	$4,344	(23.5)
Deduct: Fuel and oil expense, excluding special items (economic)	(488)	(870)
Operating expenses, excluding Fuel and oil expense and special items	$2,833	$3,474	(18.5)
Deduct: Profitsharing expense	(24)	—
Operating expenses, excluding Fuel and oil expense, special items, and profitsharing	$2,809	$3,474	(19.1)

Operating income (loss), as reported	$199	$(110)
Deduct: Payroll support and voluntary Employee programs, net	(1,448)	—
Deduct: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	(8)	—
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	(1)	—
Deduct: Premium cost of fuel contracts not designated as hedges	(11)	—
Operating loss, excluding special items	$(1,269)	$(110)	n.m.

Other (gains) losses, net, as reported	$(48)	$28
Deduct: Mark-to-market impact from fuel contracts settling in current and future periods	(1)	(2)
Deduct: Premium cost of fuel contracts not designated as hedges	(11)	—
Deduct: Mark-to-market impact from interest rate swap agreements	—	(24)
Other (gains) losses, net, excluding special items	$(60)	$2	n.m.

	Three months ended
	March 31,		Percent
	2021	2020	Change
Income (loss) before income taxes, as reported	$146	$(144)
Deduct: Payroll support and voluntary Employee programs, net	(1,448)	—
Deduct: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	(8)	—
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	(1)	—
Add: Mark-to-market impact from fuel contracts settling in current and future periods	1	2
Add: Mark-to-market impact from interest rate swap agreements	—	24
Loss before income taxes, excluding special items	$(1,310)	$(118)	n.m.

Provision (benefit) for income taxes, as reported	$30	$(50)
Add (Deduct): Net income (loss) tax impact of fuel and special items (a)	(325)	9
Benefit for income taxes, net, excluding special items	$(295)	$(41)	n.m.

Net income (loss), as reported	$116	$(94)
Deduct: Payroll support and voluntary Employee programs, net	(1,448)	—
Deduct: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	(8)	—
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	(1)	—
Add: Mark-to-market impact from fuel contracts settling in current and future periods	1	2
Add: Mark-to-market impact from interest rate swap agreements	—	24
Add (Deduct): Net income (loss) tax impact of special items (a)	325	(9)
Net loss, excluding special items	$(1,015)	$(77)	n.m.

Net income (loss) per share, diluted, as reported	$0.19	$(0.18)
Add (Deduct): Impact of special items	(2.38)	0.05
Deduct: Net impact of net income (loss) above from fuel contracts divided by dilutive shares	(0.01)	—
Add (Deduct): Net income (loss) tax impact of special items (a)	0.53	(0.02)
Deduct: GAAP to Non-GAAP diluted weighted average shares difference (b)	(0.05)	—
Net loss per share, diluted, excluding special items	$(1.72)	$(0.15)	n.m.
(a) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.
(b) Adjustment related to GAAP and Non-GAAP diluted weighted average shares difference, due to the Company being in a Net income position on a GAAP basis versus a Net loss position on a Non-GAAP basis.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)
Relevant comparative operating statistics for the three months ended March 31, 2021 and 2020 are included below. The Company provides these operating statistics because they are commonly used in the airline industry and, as such, allow readers to compare the Company’s performance against its results for the prior year period, as well as against the performance of the Company’s peers.

	Three months ended
	March 31,		Percent
	2021	2020	Change
Revenue passengers carried (000s)	14,225	24,748	(42.5)
Enplaned passengers (000s)	17,927	29,779	(39.8)
Revenue passenger miles (RPMs) (in millions) (a)	14,875	23,935	(37.9)
Available seat miles (ASMs) (in millions) (b)	23,146	35,350	(34.5)
Load factor (c)	64.3%	67.7%	(3.4) pts.
Average length of passenger haul (miles)	1,046	967	8.2
Average aircraft stage length (miles)	772	737	4.7
Trips flown	192,401	312,393	(38.4)
Seats flown (000s) (d)	29,791	47,130	(36.8)
Seats per trip (e)	154.8	150.9	2.6
Average passenger fare	$120.36	$155.37	(22.5)
Passenger revenue yield per RPM (cents) (f)	11.51	16.07	(28.4)
RASM (cents) (g)	8.86	11.98	(26.0)
PRASM (cents) (h)	7.40	10.88	(32.0)
CASM (cents) (i)	8.00	12.29	(34.9)
CASM, excluding Fuel and oil expense (cents)	5.98	9.83	(39.2)
CASM, excluding special items (cents)	14.34	12.29	16.7
CASM, excluding Fuel and oil expense and special items (cents)	12.24	9.83	24.5
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	12.13	9.83	23.4
Fuel costs per gallon, including fuel tax (unhedged)	$1.62	$1.85	(12.4)
Fuel costs per gallon, including fuel tax	$1.63	$1.90	(14.2)
Fuel costs per gallon, including fuel tax (economic)	$1.70	$1.90	(10.5)
Fuel consumed, in gallons (millions)	286	457	(37.4)
Active fulltime equivalent Employees (j)	56,051	60,922	(8.0)
Aircraft at end of period (k)(l)	730	742	(1.6)
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(j) Included 8,164 Employees participating in the Extended Emergency Time Off program as of March 31, 2021.
(k) Included 7 Boeing 737 MAX aircraft in temporary storage as of March 31, 2021 and 34 Boeing 737 MAX aircraft in long term storage as of March 31, 2020.
(l) Included 59 and 93 Boeing 737 Next Generation aircraft removed from active fleet and in temporary storage as of March 31, 2021 and 2020, respectively.

Southwest Airlines Co.
Supplemental Information Compared with 2019
(unaudited)

The Company believes certain comparisons with 2019 are more relevant measures of performance than year-over-year comparisons due to the significant impacts in 2020 due to the pandemic. Therefore, the below supplemental information is provided for reference.

As reported
	Three months ended March 31,
(in millions, except per share and unit costs)	2021	2019	Percent Change
Net income	$116	$387	(70.0)
Net income per share, diluted	$0.19	$0.70	(72.9)
Operating revenues	$2,052	$5,149	(60.1)
Operating expenses	$1,853	$4,644	(60.1)
Operating expenses, excluding Fuel and oil expense and profitsharing	$1,360	$3,541	(61.6)
RASM (cents)	8.86	13.59	(34.8)
CASM (cents)	8.00	12.26	(34.7)
CASM, excluding Fuel and oil expense and profitsharing (cents)	5.88	9.35	(37.1)
Fuel costs per gallon, including fuel tax	$1.63	$2.05	(20.5)
Available seat miles (ASMs)	23,146	37,885	(38.9)

Adjusted for special items
	Three months ended March 31,
(in millions, except per share and unit costs)	2021	2019	Percent Change
Net income (loss)	$(1,015)	$387	n.m.
Net income (loss) per share, diluted	$(1.72)	$0.70	n.m.
Operating revenues	$2,052	$5,149	(60.1)
Operating expenses	$3,321	$4,644	(28.5)
Operating expenses, excluding Fuel and oil expense and profitsharing	$2,809	$3,541	(20.7)
RASM (cents)	8.86	13.59	(34.8)
CASM (cents)	14.34	12.26	17.0
CASM, excluding Fuel and oil expense and profitsharing (cents)	12.13	9.35	29.7
Fuel costs per gallon, including fuel tax (economic)	$1.70	$2.05	(17.1)
Available seat miles (ASMs)	23,146	37,885	(38.9)

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$11,971	$11,063
Short-term investments	2,377	2,271
Accounts and other receivables	937	1,130
Inventories of parts and supplies, at cost	448	414
Prepaid expenses and other current assets	367	295
Total current assets	16,100	15,173
Property and equipment, at cost:
Flight equipment	20,876	20,877
Ground property and equipment	6,111	6,083
Deposits on flight equipment purchase contracts	53	305
Assets constructed for others	341	309
	27,381	27,574
Less allowance for depreciation and amortization	11,733	11,743
	15,648	15,831
Goodwill	970	970
Operating lease right-of-use assets	2,032	1,892
Other assets	743	722
	$35,493	$34,588
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,094	$931
Accrued liabilities	1,665	2,259
Current operating lease liabilities	292	306
Air traffic liability	4,906	3,790
Current maturities of long-term debt	225	220
Total current liabilities	8,182	7,506

Long-term debt less current maturities	10,546	10,111
Air traffic liability - noncurrent	2,826	3,343
Deferred income taxes	1,660	1,634
Construction obligation	341	309
Noncurrent operating lease liabilities	1,722	1,562
Other noncurrent liabilities	1,123	1,247
Stockholders' equity:
Common stock	888	888
Capital in excess of par value	4,220	4,191
Retained earnings	14,912	14,777
Accumulated other comprehensive loss	(60)	(105)
Treasury stock, at cost	(10,867)	(10,875)
Total stockholders' equity	9,093	8,876
	$35,493	$34,588

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$116	$(94)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	312	311
Unrealized/realized (gain) loss on fuel derivative instruments	(7)	2
Deferred income taxes	5	(49)
Changes in certain assets and liabilities:
Accounts and other receivables	(234)	183
Other assets	(11)	58
Accounts payable and accrued liabilities	(66)	(1,291)
Air traffic liability	599	701
Other liabilities	(122)	(132)
Cash collateral received from (provided to) derivative counterparties	38	(5)
Other, net	15	(61)
Net cash provided by (used in) operating activities	645	(377)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(95)	(224)
Supplier proceeds	—	300
Purchases of short-term investments	(1,324)	(1,029)
Proceeds from sales of short-term and other investments	1,218	948
Net cash used in investing activities	(201)	(5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	—	500
Proceeds from term loan credit facility	—	1,000
Proceeds from revolving credit facility	—	1,000
Proceeds from Payroll Support Program loan and warrants	511	—
Proceeds from Employee stock plans	13	11
Repurchase of common stock	—	(451)
Payments of long-term debt and finance lease obligations	(67)	(78)
Payments of cash dividends	—	(188)
Other, net	7	(20)
Net cash provided by financing activities	464	1,774

NET CHANGE IN CASH AND CASH EQUIVALENTS	908	1,392

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	11,063	2,548

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$11,971	$3,940

Southwest Airlines Co.
Fuel Derivative Contracts
As of April 15, 2021

	Estimated economic fuel price per gallon, including taxes and fuel hedging premiums (e)
Average Brent Crude Oil price per barrel	Second Quarter 2021 (c)	Full Year 2021 (d)
$40	$1.35 - $1.45	$1.35 - $1.45
$50	$1.55 - $1.65	$1.55 - $1.65
Current Market (a)	$1.85 - $1.95	$1.85 - $1.95
$70	$1.90 - $2.00	$1.90 - $2.00
$80	$2.00 - $2.10	$2.00 - $2.10
$90	$2.10 - $2.20	$2.10 - $2.20
Estimated fuel hedging premium expense per gallon (b)	$0.06	(f)
Estimated premium costs (b)	$25 million	$100 million

Period	Maximum fuel hedged (gallons in millions) (g)
Remainder of 2021	962
2022	1,220
2023	643
Beyond 2023	106

(a) Brent crude oil average market prices as of April 15, 2021, were approximately $66 and $64 per barrel for second quarter 2021 and full year 2021, respectively.
(b) Fuel hedging premium expense per gallon is included in the Company's estimated economic fuel price per gallon estimates above.
(c) Based on the Company's existing fuel derivative contracts and market prices as of April 15, 2021, second quarter 2021 economic fuel costs are estimated to be in the $1.85 to $1.95 per gallon range, including fuel hedging premium expense of approximately $25 million, or $0.06 per gallon, and $0.01 per gallon in favorable cash settlements from fuel derivative contracts. See Note Regarding Use of Non-GAAP Financial Measures.
(d) Based on the Company's existing fuel derivative contracts and market prices as of April 15, 2021, annual 2021 economic fuel costs are estimated to be in the $1.85 to $1.95 per gallon range, including fuel hedging premium expense of approximately $100 million and no cash settlements from fuel derivative contracts, on a per gallon basis. See Note Regarding Use of Non-GAAP Financial Measures.
(e) The Company's current fuel derivative contracts contain a combination of instruments based in West Texas Intermediate ("WTI") and Brent crude oil; however, the economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of April 15, 2021. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets, the impact of COVID-19 cases on air travel demand, or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.
(f) Due to continued uncertainty regarding available seat mile plans for 2021, the Company cannot reasonably provide an estimate for its full year 2021 fuel hedging premium expense per gallon.

(g) The Company holds derivative contracts at various Brent crude oil and WTI crude oil price levels to provide protection against energy market price fluctuations. These gallons that are covered by derivative contracts represent the maximum number of gallons hedged for each respective period, which may be at different strike prices and at strike prices materially higher than the current market prices. The volume of gallons covered by derivative contracts that ultimately get exercised in any given period may vary significantly from the volumes provided, as market prices and the Company's fuel consumption fluctuates.

Southwest Airlines Co.
737 Delivery Schedule
As of March 31, 2021

	The Boeing Company
	MAX 7 Firm Orders	MAX 8 Firm Orders		MAX 7 or 8 Options	Additional MAX 8s		Total

2021	—	19		—	9		28	(a)
2022	30	—		42	—		72
2023	30	—		38	—		68
2024	30	—		40	—		70
2025	30	—		40	—		70
2026	15	15		40	—		70
2027	15	15		30	—		60
2028	15	15		30	—		60
2029	20	30		10	—		60
2030	15	45		—	—		60
2031	—	10		—	—		10
	200	149	(b)	270	9	(c)	628

(a) Includes 20 737 MAX 8s delivered as of March 31, 2021, consisting of 12 owned and 8 leased aircraft.
(b) The Company has flexibility to designate firm orders or options as MAX 7 or MAX 8, upon written advance notification as stated in the contract.
(c) These 9 additional MAX 8 aircraft are leases to be acquired from various third parties, including 8 leased MAX 8 aircraft delivered in first quarter 2021. The Company also received 7 leased MAX 8 aircraft in fourth quarter 2020, for a total of 16 MAX 8 operating leased aircraft from third parties in 2020 and 2021, combined.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating loss, non-GAAP; Other (gains) losses, net, non-GAAP; Loss before income taxes, non-GAAP; Benefit for income taxes, net, non-GAAP; Net loss, non-GAAP; and Net loss per share, diluted, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight into the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed "special items," that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. For the periods presented, in addition to the items discussed above, special items include:

1.Proceeds related to the Payroll Support Program Extension, which were used to pay a portion of Employee salaries, wages, and benefits;
2.Charges and adjustments to previously accrued amounts related to the Company's extended leave program;
3.Adjustments for prior period losses reclassified from AOCI associated with forward-starting interest rate swap agreements that were terminated in prior periods related to eleven 737 MAX 8 aircraft leases; and
4.Unrealized losses related to nine forward-starting interest rate swap agreements. During first quarter 2020, the interest rate swap agreements, which were related to nine 737 MAX 8 aircraft leases (with deliveries originally scheduled between June 2020 and September 2020), were de-designated as hedges due to the scheduled delivery range no longer being probable, resulting in the mark-to-market changes being recorded to earnings.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating loss, non-GAAP; Other (gains) losses, net, non-GAAP; Loss before income taxes, non-GAAP; Benefit for income taxes, net, non-GAAP; Net loss, non-GAAP; and Net loss per share, diluted, non-GAAP.

The Company has also utilized and provided average cash burn and average daily core cash burn which are non-GAAP financial measures. Cash burn is a supplemental measure that most U.S. airlines began providing in 2020 to measure liquidity in light of the negative financial effects of the pandemic. For the three months ended March 31, 2021, average daily core cash burn was approximately $13 million, calculated as Loss before income taxes, non-GAAP, of $1.3 billion (as provided in the above Non-GAAP reconciliation), adjusted for Depreciation and amortization expense of $312 million; Capital expenditures of $95 million; and adjusted amortizing debt service payments of approximately $67 million; divided by the number of days in the period. The Company utilizes average daily core cash burn to monitor the performance of its core business as a proxy for its ability to achieve sustainable break-even or positive results on a cash basis.

Given that the Company’s cash burn calculation is derived from Loss before income taxes, non-GAAP, the Company excludes the following items in its calculation of average core cash burn: financing transactions; Payroll Support Program proceeds; extended emergency time off program payments; and other changes in working capital. Cash burn methodology varies by airline, and the Company’s first quarter 2021 average daily core cash burn of $13 million may differ materially by utilizing cash burn calculations that adjust for changes in working capital. Utilizing an alternative cash burn approach, which adjusts for changes in working capital, among other items, the Company’s first quarter 2021 daily cash burn was also approximately $5 million.